BROKER DEALER

SELLING AGREEMENT

THIS BROKER DEALER SELLING AGREEMENT (“Agreement”) made and entered into between ALPS Distributors, Inc. (“ADI”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1000, Denver, Colorado 80203, and ____________________________________, a _______________________ company having its principal place of business at __________________________________________________________ (hereinafter “Broker/Dealer”).

WHEREAS, Broker/Dealer desires to enter into this Agreement with ADI to sell shares of Heartland Group, Inc. (“Company”), a registered open-end investment management company. Broker/Dealer will provide distribution-related, continuing personal services to shareholders of and/or administration of shareholder accounts, in the fund(s) currently offered by the Company. ADI is the principal underwriter and agent for the Company.

WHEREAS, Broker/Dealer understands that pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), the mutual fund(s) offered and such other mutual fund(s) subsequently established by the Company and distributed by ADI as set forth in the Agreement Fee Schedule (each individually a “Fund” and collectively “Funds”) may have adopted, pursuant to Rule 12b-1 of the 1940 Act, Distribution and Service Plans (each individually a “Plan” and collectively “Plans”) with ADI to enable payments to certain entities for distribution assistance and shareholder servicing.

WHEREAS, the term “Prospectus” means the prospectus and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same are amended and supplemented (“Supplements”) from time to time by the Funds.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Purchases of Company Shares for Sale to Customers.

(a)	Broker/Dealer is hereby appointed as a non-exclusive agent of ADI during the term herein specified for the purpose of finding suitable investors for Company’s shares as described herein. Subject to the performance by ADI of its obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties of ADI contained herein, Broker/Dealer hereby accepts such agency and agrees on the terms and conditions set forth herein and in each Fund’s then-current Prospectus to use reasonable efforts during the term hereof to find suitable investors and to provide ongoing services to shareholders for the duration of their investments. It is understood that the Broker/Dealer has no commitment with regard to the sale of the Company’s shares other than to use reasonable efforts and shall not prevent Broker/Dealer from acting as an agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Broker/Dealer’s agency relationship with ADI hereunder shall continue until the termination of this Agreement. Any sales of a Fund’s shares made prior to the date hereof by Broker/Dealer shall be deemed made pursuant to this Agreement.

(b)	In offering and selling the Company’s shares to Broker/Dealer’s customers, Broker/Dealer agrees to act as dealer for Broker/Dealer’s own account and in no transaction shall the Broker/Dealer have any authority to act or hold itself out as agent for ADI or the Company, except for the limited purposes set forth under this Agreement. ADI acknowledges that customers of Broker/Dealer who purchase Fund shares are the Broker/Dealer’s customers. Broker/Dealer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”).

(c)	Broker/Dealer agrees to offer and sell each Fund’s shares to Broker/Dealer’s customers only at the applicable public offering price, giving effect to any cumulative or quantity discounts or other purchase programs, plans, or services described in the then-current Prospectus. Broker/Dealer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the then current Prospectus (including any Supplements thereto), and to each customer who so requests, a copy of the then-current SAI (including any Supplements thereto).

(d)	Broker/Dealer agrees to purchase Fund’s shares from ADI or from Broker/Dealer’s customers. If Broker/Dealer purchases from ADI, Broker/Dealer agrees that all such purchases shall be made only: (a) to cover orders already received by Broker/Dealer from its customers; (b) for shares being acquired by Broker/Dealer’s customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then-current Prospectus of a Fund; (c) for Broker/Dealer’s own bona fide investment; or (d) for investments by any Internal Revenue Service (“IRS”) qualified plan or other trust established for the benefit of Broker/Dealer’s employees or for investments in Individual Retirement Accounts established by Broker/Dealer’s employees, and if Broker/Dealer so advises ADI in writing prior to any sale of shares pursuant to this subparagraph (d), Broker/Dealer agrees to waive all Broker/Dealer concessions, if any, to all sales of shares. If Broker/Dealer purchases shares from Broker/Dealer’s customers, Broker/Dealer agrees not to purchase shares from Broker/Dealer’s customers at a price lower than the applicable redemption price, determined in the manner described in the then-current Prospectus. Broker/Dealer shall not withhold placing customers’ orders for shares so as to profit the Broker/Dealer as a result of such withholding (e.g., to include, but not limited to, a change in a Fund’s net asset value from that used in determining the offering price to Broker/Dealer’s customers).

(e)	ADI will accept Broker/Dealer’s purchase orders only at the public offering price applicable to each order, as determined in accordance with the then-current Prospectus. ADI will not accept from Broker/Dealer a conditional order. All orders redeeming any shares shall be executed in accordance with Rule 22c-1 of the 1940 Act. All orders are subject to acceptance or rejection by ADI in its sole discretion. ADI reserves the right, at its discretion and without notice to the Broker/Dealer, to suspend sales or to withdraw the offering of a Fund’s shares, in whole or in part, or to make a limited offering of any Fund’s shares. The minimum and maximum dollar amounts for purchase of a Fund’s shares (and any classes thereto) for any shareholder shall be the applicable minimum or maximum amount described in such Fund’s then-current Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

(f)	The transmission of orders will be governed by instructions that ADI will periodically issue to Broker/Dealer. Broker/Dealer must pay for Fund’s shares in ‘Federal Funds,’ and ADI must receive Broker/Dealer’s payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934. If ADI does not receive Broker/Dealer’s payment on or before such settlement date, ADI may, without notice, cancel the sale, or, at ADI’s option, sell a Fund’s shares that Broker/Dealer ordered back to the issuing Fund. ADI will hold Broker/Dealer responsible for any loss suffered by ADI or the issuing Fund as a result of Broker/Dealer’s failure to make payment as required.

(g)	Broker/Dealer agrees to use the account application provided with the Prospectus as the means of placing a customer’s order except for accounts opened or maintained pursuant to the networking system of the National Securities Clearing Corporation (“NSCC”). The account application will be reviewed by ADI or the Company to determine that all information necessary to issue a Fund’s shares has been entered. Broker/Dealer hereby certifies that all of Broker/Dealer’s customers’ taxpayer identification numbers (“TIN”) or social security numbers (“SSN”) furnished to ADI or the Company by Broker/Dealer are correct and that ADI or the Company will not open an account without Broker/Dealer providing the Company’s transfer agent (“Transfer Agent”) with the customer’s TIN or SSN.

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(h)	Broker/Dealer will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder. Broker/Dealer will not offer shares of any Fund for sale unless such shares are duly registered under all the applicable securities laws, rules and regulations.

(i)	Any transaction in shares of a Fund shall be effected and evidenced by book-entry on the records maintained by the Transfer Agent. A confirmation statement evidencing transactions in a Fund’s shares will be transmitted to Broker/Dealer by the Transfer Agent.

2.	Account Options.

(a)	Broker/Dealer may appoint the Transfer Agent as Broker/Dealer’s agent to execute customers' transactions in a Fund’s shares sold to Broker/Dealer by ADI in accordance with the terms and provisions of any account, program, plan, or service established or used by Broker/Dealer’s customers and to confirm each such transaction to Broker/Dealer’s customers on Broker/Dealer’s behalf, and at the time of the transaction, Broker/Dealer guarantees the legal capacity of its customers so transacting in such Fund shares and any co-owners of such Fund shares.

(b)	Unless otherwise instructed by ADI or the Transfer Agent, Broker/Dealer may instruct the Transfer Agent to register shares purchased in Broker/Dealer’s name and account as nominee for Broker/Dealer’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to Broker/Dealer, and all confirmations and other communications to shareholders will be transmitted to Broker/Dealer. Broker/Dealer shall be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whom Broker/Dealer holds such shares as nominee. However, the Transfer Agent or the Company shall be responsible for the reasonable costs associated with Broker/Dealer forwarding such printed material, confirmations, and communications and shall reimburse Broker/Dealer in full for such costs. Broker/Dealer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Broker/Dealer is holding such shares. With respect to customers not held in Broker/Dealer’s name and account as nominee, Broker/Dealer shall provide ADI with all information (including, without limitation, certification of TINs and back-up withholding instructions) necessary or appropriate for ADI to comply with any legal and regulatory reporting requirements.

(c)	Accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with ADI relating to networking.

3.	Broker/Dealer Compensation.

(a)	Broker/Dealer concession, if any, on Broker/Dealer’s sales of shares of a Fund will be offered as described in the then-current Prospectus or in the applicable schedule of concessions issued by ADI and in effect at the time of ADI sale to Broker/Dealer. Upon written notice to Broker/Dealer, ADI, or a Fund, may change or discontinue any schedule of concessions, or issue a new schedule. Broker/Dealer may be deemed to be an underwriter in connection with sales by Broker/Dealer of shares of a Fund where Broker/Dealer receives all or substantially all of the sales charge as set forth in the then-current Prospectus and, therefore, Broker/Dealer may be subject to applicable provisions of the Securities Act of 1933. Compensation paid, if any, pursuant to a Plan is described in Agreement Fee Schedule (“Fee Schedule”) attached hereto and in such Fund’s then-current Prospectus.

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(b)	ADI is entitled to, if any, a contingent deferred sales charge (“CDSC”) on redemptions of applicable class of shares of a Fund, as described in the then-current Prospectus.

(c)	In the case of a Fund or class thereof which has adopted a Plan, ADI may elect from time to time to make payments to Broker/Dealer as provided under such Plan for such services, and without limitation, some or all of the following: (i) answering inquiries regarding a Fund, processing purchases and redemption transactions, assistance in changing account designation and addresses; providing periodic statements, personal services to investors, and/or other services related to the maintenance of shareholder records and; (ii) services that ADI reasonably may request, to the extent permitted by applicable statute, rule, or regulation to provide administrative, distribution, or marketing services in the promotion of a Fund’s shares. Any such payments shall be made in the amount and manner set forth in the applicable Fee Schedule or in the then-current Prospectus. The Fee Schedule may be discontinued or changed by ADI from time to time and shall be in effect with respect to a Fund which has a Plan and so long as such Fund(s)’ Plan remains in effect. Notwithstanding the foregoing, Broker/Dealer acknowledges that any compensation to be paid to the Broker/Dealer by ADI is paid from proceeds paid to ADI by a Fund pursuant to its Plan, and to the extent ADI does not receive such proceeds, for any reason, the amounts payable to Broker/Dealer will be reduced accordingly.

(d)	Broker/Dealer shall furnish to ADI or the Company, on behalf of a Fund, such information in writing as shall reasonably be requested by the Company’s Board of Directors/Trustees (“Company’s Board”) with respect to the fees paid to Broker/Dealer pursuant to this Agreement.

(e)	In the event that Rule 2341 of the FINRA Conduct Rules precludes a Fund or class thereof from imposing, or ADI from receiving, a sales charge (as defined in Rule 2341) or any portion thereof, Broker/Dealer shall not be entitled to any payments from ADI hereunder from the date that a Fund or class thereof discontinues or is required to discontinue imposition of some or all of its sales charges. If a Fund or class thereof resumes imposition of some or all of its sales charge, Broker/Dealer will be entitled to payments hereunder or as modified by ADI, if applicable.

(f)	ADI may discontinue paying compensation to Broker/Dealer if, at any time, (i) Broker/Dealer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Broker/Dealer breaches any representation, warranty or covenant contained in this Agreement, as determined by ADI in its sole discretion. Notwithstanding the foregoing, Broker/Dealer shall not be entitled to any compensation in respect of a sale to any investor if ADI determines that another authorized selling agent of ADI is primarily responsible for or should otherwise be credited with such sale. In making this determination, ADI will endeavor to act fairly. Any dispute regarding compensation shall be conclusively resolved by ADI.

(g)	If, within seven business days after confirmation by ADI of Broker/Dealer’s original purchase order for shares of a Fund, such shares are repurchased by the issuing Fund or by ADI for the account of such Fund or are tendered for redemption by the customer, Broker/Dealer shall promptly refund to ADI the full discount retained by Broker/Dealer on the original sale and any distribution and service payments made to Broker/Dealer. Broker/Dealer shall refund to the Transfer Agent immediately upon receipt the amount of any dividends or distributions paid to Broker/Dealer as nominee for Broker/Dealer’s customers with respect to redeemed or repurchased Fund’s shares to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares. Broker/Dealer shall be notified by ADI of such repurchase or redemption within ten days of such repurchase or redemption.

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(h)	The provisions of the Distribution Agreement between the Company and ADI, insofar as they relate to a Plan, are incorporated herein by reference. The provisions under this Agreement, relating to a Plan, shall continue in full force and effect only so long as the continuance of a Plan and the provisions of this Agreement are approved at least annually by a vote of the Company’s Board, including a majority of the Company’s Board who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to a Plan, cast in person at a meeting called for the purpose of voting thereon.

(i)	The provisions regarding Broker/Dealer compensation may be terminated by the vote of a majority of the Company’s Board who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of a Plan or in any agreements related to a Plan, or by a vote of a majority of a Fund’s outstanding shares, on sixty (60) days’ written notice, without payment of any penalty. Such provisions will be terminated also by any act that terminates this Agreement and shall terminate automatically in the event of the assignment (as that term is defined in the 1940 Act) of this Agreement unless agreed to in writing by the parties.

After the effective date of any change in or discontinuance of any schedule of concessions, distribution payments, or service payments, or the termination of a Plan, such concessions, distribution payments, or service payments will be allowable or payable to Broker/Dealer only in accordance with such change, discontinuance, or termination. Broker/Dealer agrees that Broker/Dealer will have no claim against ADI, the Company, or a Fund by virtue of any such change, discontinuance, or termination. In the event of any overpayment by ADI of any concession, distribution payment, or service payment, Broker/Dealer will promptly remit such overpayment.

(j)	If there is a Plan, this Agreement’s applicable provisions, regarding compensation have been adopted pursuant to Rule 12b-1 under the 1940 Act by the Fund’s respective class that has adopted such Plan.

4.	Status as Financial Intermediaries.

(a)	Broker/Dealer represents and warrants that Broker/Dealer is and will remain a member in good standing of the FINRA, and agrees to abide by all of its rules and regulations including its Rules of Conduct. Broker/Dealer further agrees to comply with all applicable Federal and state laws and rules and regulations of regulatory agencies having jurisdiction. Reference is hereby specifically made to Rule 2341 of the FINRA’s Conduct Rules, which is incorporated herein by reference. The termination of Broker/Dealer’s membership in the FINRA or any breach of said Rule 2341 will immediately and automatically terminate this Agreement. Broker/Dealer further represents that Broker/Dealer is qualified to act as a broker/dealer in the states where Broker/Dealer transacts business. Broker-Dealer further agrees that, in making any sales to purchasers within the United States of securities acquired from ADI or the Company, Broker/Dealer will conform to the provisions of paragraphs (a) and (b) of Rule 2040 of the FINRA’s Conduct Rules.

(b)	Broker/Dealer represents that Broker/Dealer is qualified to sell shares in the various jurisdictions where it transacts business. Broker/Dealer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Broker/Dealer’s obligations under this Agreement and to receive compensation, if any, therefore, and Broker/Dealer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

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(c)	Nothing in this Agreement shall cause Broker/Dealer to be ADI’s partner, employee, or agent, or give Broker/Dealer any authority to act for ADI, the Company or a Fund, except as specifically provided herein. Neither ADI nor the Company shall be liable for any of Broker/Dealer’s acts or obligations under this Agreement.

5.	Information Relating to the Funds.

(a)	No person is authorized to make any representations concerning a Fund’s shares except those contained in such Fund’s then-current Prospectus, and in buying shares from ADI or selling shares to ADI hereunder, Broker/Dealer shall rely solely on the representations contained in the then-current Prospectus. Upon Broker/Dealer’s request, ADI will furnish Broker/Dealer with a reasonable number of copies of a Fund’s then-current Prospectus(es) and/or SAIs (including any Supplements thereto).

(b)	Broker/Dealer may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning a Fund’s shares, other than a Fund’s then-current Prospectus or such printed information that is given to Broker/Dealer by ADI, without first obtaining ADI’s written approval. Broker/Dealer shall not distribute or make available to the general public any printed information furnished by ADI which is marked “FOR INVESTMENT ADVISER USE ONLY” or “FOR INVESTMENT PROFESSIONAL USE ONLY” or which otherwise indicates that it is confidential or not intended to be distributed to the general public.

6.	Limitation of Liability and Indemnification. ADI shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement. Notwithstanding anything in this Agreement to the contrary ADI and each of its affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (“ADI Associates”) shall not be liable to Broker-Dealer for any action or inaction of any ADI Associate except to the extent of direct Losses[3] finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of ADI in the performance of ADI's duties, obligations, representations, warranties or indemnities under this Agreement. Under no circumstances shall ADI Associates be liable for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Broker-Dealer shall indemnify, defend and hold harmless ADI Associates from and against Losses (including legal fees and costs to enforce this provision) that ADI Associates suffer, incur, or pay as a result of any third-party claim or claim among the parties arising out of the subject matter of or otherwise in any way related to this Agreement (“Claims”), including but not limited to all actions taken by ADI or ADI Associates that are necessary to provide the services under this Agreement or in reliance upon any instructions, information, or requests, whether oral, written or electronic, received from Broker-Dealer or its officers. Any expenses (including legal fees and costs) incurred by ADI Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Broker-Dealer on a quarterly basis prior to the final disposition of such matter upon receipt by Broker-Dealer of an undertaking by ADI to repay such amount if it shall be determined that a ADI Associate is not entitled to be indemnified. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver by Broker-Dealer of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

3 As used in this Agreement, the term “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

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7.	Duration. This Agreement, with respect to each Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of the Company’s Directors/Trustees who are not interested persons (as defined in the 1940 Act), or a majority of the outstanding shares of a Fund, vote to terminate or not to continue a Plan. This Agreement, other than with respect to a terminated Plan, will continue in effect from year to year after its effective date, unless terminated as provided herein.

8.	Amendment and Termination of Agreement. Either party to this Agreement may terminate the Agreement without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). ADI may change or amend any provision of this Agreement by giving Broker/Dealer written notice of the change or amendment.

9.	Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with the FINRA’s Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between ADI and Broker/Dealer. The arbitrators’ award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

10.	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same day delivery (with a confirming copy by mail). All notices to ADI shall be given or sent to ADI at ADI offices located at 1290 Broadway, Suite 1000, Denver, Colorado 80203, Attn: General Counsel. All notices to Broker/Dealer shall be given or sent to Broker/Dealer at the address specified by Broker/Dealer herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

11.	Client Information

a.            Agreement to Provide Information. Broker/Dealer agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Broker/Dealer during the period covered by the request.

(i)            Period Covered by Request. Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(ii)            Form and Timing of Response.

(a) Broker/Dealer agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 11(a). If requested by the Fund or its designee, Broker/Dealer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 11(a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 11(a) for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Broker/Dealer additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

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(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii)          Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Broker/Dealer.

b.            Agreement to Restrict Trading. Broker/Dealer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Broker/Dealer’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i)            Form of Instructions. Instructions between the parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)           Timing of Response. Broker/Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Broker/Dealer.

(iii)          Confirmation by Broker/Dealer. Broker/Dealer must provide written confirmation to the Fund that instructions have been executed. Broker/Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

c.            Definitions. For purposes of Section 11 of this Agreement:

(i)            The term “Fund” also includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii)           The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Broker/Dealer.

(iii)          The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Broker/Dealer in nominee name.

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(iv)         The term “written” includes electronic writings and facsimile transmissions.

(v)          The term “Broker/Dealer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(vi)         The term “purchase” does not include automatic reinvestment of dividends.

(vii)        The term “promptly” as used in Section 11(a)(ii) shall mean as soon as practicable but in no event later than 5 business days from the Broker/Dealer’s receipt of the request for information from the Fund.

12.	Anti-Money Laundering Program. Broker/Dealer hereby certifies that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); (ii) Broker/Dealer has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under Section 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; (iii) Broker/Dealer will cooperate with ADI and deliver information reasonably requested by ADI concerning shareholders that purchased a Fund’s shares sold by Broker/Dealer necessary for ADI or each Company to comply with the USA Patriot Act; and (iv) Broker/Dealer will notify ADI, in writing, if it is found, by its Compliance Officer, independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the USA Patriot Act, any regulation implementing the USA Patriot Act, or its anti-money laundering program.

Notwithstanding anything to the contrary, if Broker/Dealer is exempt from the requirement to develop, implement, and maintain anti-money laundering policies that comply with the USA Patriot Act , then Broker/Dealer agrees to cooperate with ADI or the Company and deliver information reasonably requested by ADI or the Company concerning shareholders that purchased shares sold by Broker/Dealer necessary for ADI and the Company to comply with either’s internal policies, the USA Patriot Act and relevant rules and regulations.

Broker/Dealer acknowledges that ADI or the Company may reject or refuse orders for the sale of shares with respect to customers for which Broker/Dealer serves as nominee if Broker/Dealer has not adopted and does not implement anti-money laundering policies and procedures as required by the USA Patriot Act.

13.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Broker/Dealer delivers to customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

14.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of shares or any other subject covered by this Agreement.

15.	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

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16.	Waiver. Failure of ADI or the Company to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

17.	Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

18.	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of law.

19.	Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by ADI.

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IN WITNESS WHEREOF, the Parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

BROKER/DEALER: _____________________________________

Signature:	Fax Number:

Name and Title :	Date:
Mutual Fund Coordinator
Address:	Primary Contact:
Mutual Fund Coordinator
Phone Number:	Email Address:

ALPS DISTRIBUTORS, INC.

By:

Name :

Title:

Effective Date:

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AGREEMENT FEE SCHEDULE

(effective October 16, 2020)

In consideration of sales of the Heartland Funds under the terms and conditions of this Agreement and the then-current prospectus, the following fee/payment schedule shall apply:

Fund Name/Class	Ticker	Fee
Heartland Value Plus Fund
Investor Class	HRVIX	0.25%
Institutional Class	HNVIX	None
Heartland Value Fund
Investor Class	HRTVX	0.25%
Institutional Class	HNTVX	None
Heartland Mid Cap Value Fund
Investor Class	HRMDX	0.25%
Institutional Class	HNMDX	None

In accordance with each Fund’s then-current prospectus, all fees, if any, shall be paid based on the average daily net asset value of outstanding shares held by shareholders receiving services described in the Agreement. Such payments shall be computed and paid monthly. The determination of average daily net assets shall be made at the close of each Business Day.

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NSCC Implementation Form

Fund Company:

In what capacity will trades be placed:

☐ Broker/Dealer      ☐ Trust Company      ☐ TPA      ☐ Clearing Firm

Clearing Firm: _________________ Clearing Firm NSCC #_______________

Firm Name:

Address:

Contact Name:

Contact Email:

Contact Phone:

If trading via Clearing Firm, please disregard section below.

NSCC Clearing Number
Networking position file schedule:	☐ 1st & 3rd ☐ 2nd & 4th ☐ 2nd & last ☐ other: Every Friday
What time of day will your orders release to NSCC?	☐ 8 a.m. to 4 p.m. ☐ DCC&S Late Files
Will Post Settlement Corrections be initiated via Fund/SERV?	☐ Yes ☐ No
Do you participate in NSCC Commission Settlement Service?	☐ Yes, for all commissions, fees, and 12b-1s ☐ Yes, for 12b-1s and finders fees only ☐ Yes, for commissions only ☐ Not using NSCC Commission Settlement
Mailing Address for Commission and Trail Fee Payments:

Special processing requirements:

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